UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 9, 2025

Power Solutions International, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35944	33-0963637
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Mittel Drive, Wood Dale, Illinois 60191

(Address of Principal Executive Offices, and Zip Code)

(630) 350-9400

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PSIX	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 9, 2025 (the “Effective Date”), Kui (Kevin) Jiang and Gengsheng Zhang resigned from the Board of Directors (the “Board”) of Power Solutions International, Inc. (the “Company”).

Mr. Kui (Kevin) Jiang served on the Board as Chairman of the Nominating and Governance Committee and a member of the Compensation Committee. Mr. Jiang previously served as a member of the Board of the Company from 2017 to 2020. Mr. Jiang’s resignation is not based upon any disagreement with the Company on any matter relating to the respective operations, policies, or practices of the Company.

Mr. Gengsheng Zhang served on the Board as a member of the Nominating and Governance Committee. Mr. Zhang’s resignation is not based upon any disagreement with the Company on any matter relating to the respective operations, policies, or practices of the Company.

Further, on the Effective Date, the Board appointed Mr. Xuesen Yang to the Board and to serve as a member of the Nominating and Governance Committee and a member of the Compensation Committee.

Further, on the Effective Date, the Board appointed Mr. Zhao Jin to the Board and to serve as a member of the Strategic Committee.

Both directors will serve on the Board as designees of Weichai America Corp., PSI’s largest stockholder.

Further, on the Effective Date, the Board appointed Mr. Jiwen (James) Zhang to serve as Chairman of the Nominating and Governance Committee. Mr. Zhang is currently Chaiman of the Board and Chairman of the Strategic Committee.

Finally, on the Effective Date, the Board appointed Ms. Courtney Shea to serve as a member of the Compensation Committee. Ms. Shea is currently a member of the Audit Committee.

Mr. Xuesen Yang will serve until the Company’s 2026 annual meeting of stockholders or until his successor is duly elected and qualifies. Mr. Yang currently serves as Vice President of Weichai Holding Group Co., Ltd., and has served as Chairman and Chief Operating Officer of Weichai America Corp. since October 1, 2025. He has over 20 years of extensive executive-level experience within the Weichai organization, with responsibilities for overseeing investment strategy, planning, and program management, including managing fixed asset investments.

Mr. Yang holds a Master’s degree in Technical Economy and Management from Tianjin University (2005) and a Bachelor’s degree in Business Administration from Hebei Institute of Architectural Science and Technology (2003).

Mr. Zhao Jin will serve until the Company’s 2026 annual meeting of stockholders or until his successor is duly elected and qualifies. Mr. Jin currently serves as Vice General Manager of Weichai Holding Group Co., Ltd., a multi-field and multi-industry international group. He brings extensive experience in international business operations and cross-regional management, having held various leadership positions across multiple Weichai subsidiaries and international affiliates. Mr. Jin’s current and recent leadership roles include Chairman of Ferretti International Holding S.P.A., Director of Ferretti S.P.A., Chairman of Supervisory Board of Société Internationale des Moteurs Baudouin, and Chairman of Weichai Middle East FZE. He previously served as General Manager and Chairman of Shandong Weichai Import and Export Co., Ltd., and held senior executive positions at Weichai Power Equipment Co., Ltd., including Chairman and General Manager roles. Mr. Jin has specialized expertise in international sales, overseas marketing of power equipment, and cross-regional business management.

Mr. Jin earned his Bachelor’s degree in Thermal Energy & Power Engineering from Harbin Institute of Technology in 2005.

Board Compensation and Related Matters

In connection with their appointments to the Board, Mr. Jin and Mr. Yang will receive indemnification to the fullest extent permitted under Delaware General Corporation Law and the Company’s bylaws, under which the Company indemnifies, defends and holds harmless its directors from and against losses and expenses as a result of Board service. The Board will decide on whether Mr. Jin or Mr. Yang will receive compensation for their services on the Board on a later day. Neither Mr. Jin nor Mr. Yang is a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K. In addition, there are no family relationships between either Mr. Jin or Mr. Yang and any director or executive officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: October 14, 2025

Power Solutions International, Inc.

By:	/s/ Xun Li
Name:	Xun Li
Title:	Chief Financial Officer